September 2, 2014
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7273
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
FOR IMMEDIATE RELEASE

SOUTHWEST GAS TO BOLSTER
CONSTRUCTION SERVICES BUSINESS

LAS VEGAS, NEV. – Southwest Gas Corporation (NYSE:  SWX) (“Company”) announced today that through its subsidiaries, led principally by NPL Construction Co. (“NPL”), it has signed agreements to acquire several privately held, affiliated construction companies for approximately US$185 million in cash less assumed debt and subject to a working capital adjustment.  NPL, the Company’s primary construction services subsidiary, has agreed to acquire the Link-Line Group of Companies which includes Link-Line Contractors Ltd., W.S. Nicholls Construction Inc., W.S. Nicholls Industries Inc., and a fifty percent equity interest in W.S. Nicholls Western Construction Ltd., all Canadian-based construction companies.  In a related transaction, other affiliates of the Company have agreed to acquire certain assets and liabilities of Brigadier Pipelines Inc. (“Brigadier”), a US-based affiliate of the Link-Line Group of Companies.  The current owners will retain a small ownership percentage in the combined businesses.

The combination of NPL and Link-Line will create one of the largest natural gas distribution contractors in North America.  W.S. Nicholls adds a diverse line of construction and fabrication services not presently offered by NPL in its existing markets.  Similarly, Brigadier brings the potential for development of a midstream pipeline construction business.  The Canadian target companies are expected to benefit from NPL’s industry recognition, administrative platform, and access to capital.

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Southwest Gas – Add 1
September 2, 2014

“These acquisitions will expand NPL’s customer base, geographic scope, and technical service offerings,” said Jeffrey W. Shaw, Chief Executive Officer of the Company and Chairman of the Board of NPL.  “We seek to grow NPL both organically and through strategic transactions.  The news we’re announcing today is consistent with that overall vision.”

Subject to customary closing conditions, the acquisitions are expected to be completed during October 2014.  For 2013, revenues and operating income were approximately US$250 million and US$16 million, respectively, for the Link-Line Group of Companies and Brigadier.  Including one-time transaction and integration costs, the acquisitions are currently expected to be accretive to EPS in the first twelve months following the closing.

NPL plans to finance the purchase of the Link-Line Group of Companies with a new US$300 million secured revolving credit and term loan facility arranged and syndicated by Wells Fargo Securities, LLC and Bank of America Merrill Lynch.

FMI Capital Advisors, Inc. acted as NPL’s financial advisor, and Norton Rose Fulbright acted as legal advisor to NPL and the Company on the transaction.  A presentation on the pending acquisition is available in the Investor Relations section of the Company’s website at www.swgas.com.

Link-Line Contractors Ltd. is a natural gas services contractor providing construction and maintenance services for the Canadian utility industry, with operations in Ontario, Canada.  The W.S. Nicholls companies, with operations in British Columbia and Ontario, Canada, provide industrial construction solutions, fabrication, and civil services to the oil and gas, pulp and paper, and automotive industries, as well as government and private sector

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Southwest Gas – Add 2
September 2, 2014

customers.  Brigadier is a specialty midstream pipeline contractor, with operations in Pennsylvania. The Link-Line Group of Companies and Brigadier includes a combined workforce of over 1,100 employees.

NPL is an industry leader in utility infrastructure construction, specializing in natural gas and electric distribution across the United States.  Founded in 1967, NPL has grown to a workforce in excess of 4,000 employees in more than 20 states from coast to coast.

Southwest Gas Corporation provides natural gas service to approximately 1.9 million customers in Arizona, Nevada, and California.

Statements about the acquisition of Link-Line, W.S. Nicholls and Brigadier (the “Targets”), the outlook of Southwest Gas and NPL, and all other statements in this release other than historical facts are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside of our control, which could cause actual results to differ materially from such statements.  Forward-looking information includes, but is not limited to, statements regarding the accretion and the anticipated timing of such accretion to Southwest Gas’ earnings per share as a result of the transactions, as well as opportunities in the natural gas distribution industry and the expected closing and the anticipated timing of such closing of the transaction.  There are a number of risks and uncertainties that could cause results to differ materially from those indicated by such forward-looking statements, including the failure of the Targets to produce anticipated financial and operational results; the impact on the energy construction industry from various factors, including regulatory and legislative developments; the effect on the businesses of NPL and the Targets from a decline in economic and financial conditions; a delay in the closing of the transactions or the inability to ultimately consummate the closing of the transaction; unexpected costs or unexpected liabilities that may arise from the transactions, whether or not consummated; the potential adverse impact to the businesses of the companies as a result of uncertainty surrounding the transactions, including the inability to retain key personnel; the ability to effectively compete for new projects and market share; and the potential adverse effect of other economic, business, and/or competitive factors on the combined companies or their respective businesses.  These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Southwest Gas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, and its other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s website at www.sec.gov and through Southwest Gas’ website at www.swgas.com.  All forward-looking statements are made as of the date of this press release, and Southwest Gas expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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